Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES PROVIDES AMPLE HILLS AND CORPORATE UPDATES

PORTLAND, OR, June 16, 2022 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) today provided an update on Ample Hills and strategic transactions.

Ample Hills ice cream sales have experienced a strong start to the summer, with May same-store-sales up 34% from $615 thousand as compared to $460 thousand same month prior year; and year-to-date same-store-sales up 15% as compared to the same period in the prior year.

Ample Hills also announced a new lease in Manhattan’s historic Greenwich Village. This lease brings the new lease total to five, including the recently announced Upper West Side location that is expected to open in July, as well as a Long Island City location and Pasadena and Beverly Hills locations in Los Angeles.

“We are excited to see the pent-up ice cream demand as our country and communities begin to normalize in a new-COVID environment. We are positioned well with attractive locations to continue to bring Ample Hills scoop shops to support new communities and serve them with unique and top of class ice cream,” commented Michael Zapata, CEO and Chairman.

Schmitt Transactions

In reference to the Xact letter of intent announced on May 17, 2022 (the “LOI”), the Board of the Company did not approve the transaction and has formally terminated the LOI to pursue more strategic options that are expected to further increase value to shareholders.

In reference to the pending sale agreement for the Nicolai Street property, subject to the due diligence review, it is expected that the sale will close on or before July 15, 2022. There is no guarantee that a transaction will be completed. Accordingly, there can be no assurance that the Company’s efforts to consummate the transaction contemplated by the agreement will be successful.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment. The Company also owns and operates Ample Hills Creamery, a beloved ice cream manufacturer and retailer based in Brooklyn, NY.

Safe Harbor Statement

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt's business, including the business of its subsidiary, is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

For more information contact:	Michael R. Zapata, President and CEO Phillip Bosco, CFO and Treasurer (503) 227-7908